Exhibit 99.1

PhaseRx Receives Decision from the Nasdaq Hearings Panel for Continued Listing of Shares

SEATTLE, December 13, 2017 - PhaseRx, Inc. (NASDAQ: PZRX), a biopharmaceutical company developing mRNA treatments for life-threatening inherited liver diseases in children, today announced it received a decision from the Nasdaq Hearings Panel (the “Panel”) granting PhaseRx’s request for continued listing on The Nasdaq Capital Market until January 31, 2018. According to the relevant terms of the Panel’s decision:

On or before January 31, 2018, Company shall inform the Panel that the Section 363 sale is complete, at which time the shares will be delisted from the Nasdaq Stock Market. Should events occur that call into question the ability of the Company to complete the sale through the bankruptcy process on a timeline consistent with its representations at the hearing, it should so inform the Panel immediately.

PhaseRx is working diligently to satisfy the terms of the decision and is required to inform the Panel of any significant events that occur which could affect the company’s compliance with Nasdaq requirements.

As previously disclosed, the Nasdaq Listing Qualifications Staff (the “Staff”) had previously notified the Company that it no longer satisfied Nasdaq’s $2.5 million stockholders’ equity requirement, which was the initial reason for the hearing before the Panel. Subsequently, on December 12, 2017, the Company received an additional deficiency notice from the Staff citing the Company’s December 11, 2017 press release and other publicly available information regarding the Company’s filing for protection under Chapter 11 of the U.S. Bankruptcy Code. After reviewing the press release and such other information as is publicly available, and in accordance with Listing Rules 5101,1 5110(b),2 and IM-5101-1, the Staff determined that this matter serves as an additional basis for delisting the Company’s securities from Nasdaq.

At the hearing and prior to the bankruptcy filing, the Company had discussed the possibility of a bankruptcy filing with the Panel, and the Panel factored the bankruptcy filing and related considerations into the terms of conditional listing set forth above. While the Company will make every effort to satisfy the terms of the Panel’s conditional listing, no assurances can be provided that it will be able to do so.

About PhaseRx

PhaseRx is a biopharmaceutical company dedicated to developing mRNA products for the treatment of children with inherited enzyme deficiencies in the liver using intracellular enzyme replacement therapy (i-ERT). PhaseRx's initial product development focus is on urea cycle disorders, a group of rare genetic diseases that generally present before the age of twelve and are characterized by the body's inability to remove ammonia from the blood with potentially devastating consequences for patients. The company's i-ERT approach is enabled by its proprietary Hybrid mRNA Technology™ platform. PhaseRx is headquartered in Seattle. For more information, please visit www.phaserx.com.

Safe Harbor Statement

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the fact that the company may not be successful in consummating any of the strategic alternatives it is exploring; (ii) orders and decisions of the Bankruptcy Court; (iii) any default on the company's credit facility, which could impact its ability to continue as a going concern; (iv) the fact that the company has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future, (v) the fact that Nasdaq may delist our common stock from the Nasdaq stock market (despite the Nasdaq Hearings Panel’s decision to grant continued listing until January 31, 2018), (vi) the Company's recent decision to delay the development of its product candidates, reduce its workforce and seek strategic alternatives, (vii) the company being dependent on technologies it has licensed and that it may need to license in the future, (viii) the fact that substantial additional funding will be required to develop the company's planned products, (ix) the fact that the company's Hybrid mRNA Technology has not previously been tested beyond company preclinical studies, and that mRNA-based drug development is unproven, (x) the fact that all of the company's programs are in preclinical studies or early-stage research and it is uncertain that any company product candidates will receive regulatory approval or be commercialized, and (xi) the company's ability to adequately protect its proprietary technology from legal challenges, infringement or alternative technologies and (xii) the biotechnology and pharmaceutical industries being intensely competitive. More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company's filings with the Securities and Exchange Commission (SEC), including the most recent annual report on Form 10-K and its' quarterly reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts:

Corporate Communications Contact:

Jason Spark

Canale Communications

Senior Vice President

jason@canalecomm.com

619.849.6005

Investor Contact:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
robert.uhl@westwicke.com
858.356.5932

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